Exhibit 99.2

FOR IMMEDIATE RELEASE

PRB ENERGY, INC. COMPLETES THE ACQUISITION OF APPROXIMATELY 630 WELLS ON 29,500 ACRES IN WYOMING’S POWDER RIVER BASIN

Denver, Colorado – July 5, 2006 – PRB Energy, Inc., (“PRB” or the “Company”) (AMEX:PRB) today announced the acquisition of approximately 630 coal-bed methane wells on 29,500 acres from Pennaco Energy, Inc. on June 30, 2006.  PRB is the principal gas gatherer for these wells.

Of the 630 wells, fewer than 200 are currently producing at a rate of between 2.5 to 3 million cubic feet per day.  PRB plans to improve production by bringing shut-in wells back to a productive status.

Robert W. Wright, PRB’s Chairman and CEO, noted, “This transaction should enlarge our revenue base immediately as well as offer PRB significant upside potential as we seek to expand gas volumes for our GAP and Bonepile gathering systems and eventually reactivate as many shut-in wells as possible.  Longer term, we expect to initiate drilling of approximately 300 Moyer coal-bed methane wells on the newly acquired acreage.”

Mr. Wright pointed out, “PRB has made a very promising acquisition but the true potential of the acquired assets will take time to assess.  The magnitude and timing of increased gas volumes from the acquired wells are still to be determined, as are the costs associated with well-remediation.  These are several of the factors that make forecasting difficult at this time.  It is our belief that by the end of the third quarter, we will have an understanding of the growth potential of the properties and should be in a far better position to provide updated 2006 guidance.”

He continued, “Additionally, as previously announced, we have a contract to acquire approximately 70 miles of gathering lines in the Recluse area which will give us gathering opportunities on over 100,000 acres.  We will also seek out working interests in this area to complement our gathering operations.  This transaction is scheduled to close in mid-July and will bring additional revenues to our gathering business.”

Mr. Wright concluded, “While we are confident that 2006 will be a year of growth, profitability and opportunity, we are even more confident in the long-term business prospects for PRB and we plan to report on our progress quarterly. “

PRB is an oil and gas exploration and development company operating in the Rocky Mountain States.   In addition, PRB also provides gas gathering, processing and compression services on properties it operates and for third party producers.

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This press release contains certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Company’s Form 10-K and other periodic reports filed with or furnished to the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contacts:	or	Investor Relations Counsel
PRB Energy, Inc.		The Equity Group Inc.
Robert W. Wright, Chairman and CEO		Linda Latman (212) 836-9609
(303) 308-1330		Lena Cati (212) 836-9611
info@prbenergy.com		www.theequitygroup.com